Exhibit 10.1

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

JOINT VENTURE FRAMEWORK AGREEMENT

This Joint Venture Framework Agreement (“Agreement”) is entered into as of August 5, 2011 (the “Effective Date”), by and between Bunge Global Innovation, LLC, a Delaware limited liability company with a principal place of business at 50 Main Street, White Plains, NY 10606 (“Bunge”) and Solazyme, Inc., a Delaware company with a principal place of business at 225 Gateway Boulevard, South San Francisco, CA 94080 (“Solazyme”).

W I T N E S S E T H:

WHEREAS, Bunge and its Affiliates are a global processor of soybeans, rapeseed, canola, sunflower seeds, corn, wheat, sugar cane and other agricultural commodities used to make products and ingredients with numerous applications;

WHEREAS, Solazyme is a renewable oil and bioproducts company with expertise and intellectual property in the area of the use of microbes as biocatalysts for converting carbon sources into lipids in non-photosynthetic processes;

WHEREAS, certain Affiliates of Bunge have access to feedstock, such as sugar cane, that could be useful in conjunction with Solazyme’s microbial biotechnology to develop and commercialize products in the Field;

WHEREAS, the Parties have entered into a Joint Development Agreement dated May 2, 2011 (the “Joint Development Agreement”), wherein the Parties have agreed to engage in joint research and development to explore the feasibility of the production of lipid rich biomass from Brazilian sugar cane feedstock as further set forth in the Joint Development Agreement;

WHEREAS, based on the anticipated success of the Joint Development Agreement, Solazyme and Bunge are interested in forming a new joint venture company (the “Company”) to produce triglyceride oils in Brazil for use in the Field; and

WHEREAS, Solazyme and Bunge desire to enter into this definitive agreement to regulate certain aspects of the relationship between the Parties between the Effective Date and the Closing, set forth certain other obligations, and set forth their expectations for future definitive agreements that will regulate the relationship among the Parties and their respective Affiliates relating to the Company.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified herein or in Exhibit A.

1.2 Interpretation. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references to “Party” and “Parties” shall be deemed references to Bunge and Solazyme. Except as specifically otherwise provided in this Agreement, a reference to an Article, Section or Exhibit is a reference to an Article, Section or Exhibit of this Agreement, and the terms “hereof,” “herein,” and other like terms refer to this Agreement as a whole, including the Exhibits. The term “or” is used in its inclusive sense (“and/or”). The terms “Dollars” and “$” shall mean United States Dollars.

1.3 Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4 Relationship to Warrant. This Agreement is a “Joint Venture Agreement” as defined in the Warrant Agreement dated May 3, 2011 (as amended as of the date hereof) by and between Bunge Limited and Solazyme (the “Warrant”).

ARTICLE 2

OVERSIGHT OF ACTIVITIES UNTIL CLOSING

2.1 Establishment of Steering Committee. Solazyme and Bunge shall establish a steering committee (the “Steering Committee”) to oversee the conduct of the Preliminary Activities, monitor progress under this Agreement, and facilitate the exchange of information relating to the formation of the Company and the Closing.

2.2 Membership of Steering Committee. The Steering Committee shall be comprised of two (2) representatives from Bunge and two (2) representatives from Solazyme, or such other equal number of representatives as such Parties may from time to time agree in writing, with each Party’s representatives selected by such Party. Each Party shall have one vote on the Steering Committee. Either Party may replace its respective Steering Committee members at any time, upon written notice to the other Party.

2.3 Meetings. The Steering Committee shall meet at least quarterly, or more frequently as mutually agreed by the Parties, at locations agreed by the Parties. Upon advance written consent of the other Party, other representatives of a Party may attend Steering Committee meetings as non-voting observers. Steering Committee members and a Party’s non-voting observers may participate in any such meeting in person, by telephone, or by video conference. The Parties shall agree upon which Party will prepare the minutes of a particular meeting at such meeting. The assigned Party shall prepare minutes for such meeting in advance of the next Steering Committee meeting and the Steering Committee shall review, revise if necessary, and approve such minutes at such next Steering Committee meeting.

2.4 Decision Making. Decisions of the Steering Committee shall be made by approval of each Party’s Steering Committee representatives present at a meeting; provided,

however, that at least one (1) member from Bunge and at least one (1) member from Solazyme must be present at such meeting to constitute a quorum at a meeting at which action may be taken or resolved. In the event the Steering Committee is unable to resolve an issue, it may be referred by either Party to the senior most executive for the relevant business unit of each of the Parties, who shall meet to discuss and attempt to resolve the matter within thirty (30) days of the referral.

2.5 Project Management Teams. The Steering Committee may delegate certain portions of its responsibilities to one or more project management team(s) (each, a “Project Management Team”). Each Project Management Team shall be comprised of representatives from each Party as required to adequately conduct the tasks assigned to it. Either Party may replace its respective Project Management Team members at any time, upon written notice to the other Party.

ARTICLE 3

ACTIVITIES UNTIL CLOSING

3.1 Formation of the Company.

(a) Bunge or its Affiliate shall cause the Company to be formed as promptly as reasonably practical after the Effective Date. The Parties may also agree to form a second entity that would own the Company and in which the Parties would own equity interests as set forth in this Agreement, and, if the Parties agree to do so, the Joint Venture Operating Agreement shall be appropriately adjusted to reflect this holding company structure or such other structure as the Parties may mutually agree.

(b) The form of entity to be established and jurisdiction of incorporation shall be as agreed between the Parties based on applicable operational, legal, tax, regulatory and organizational governance considerations. It shall be established initially as a wholly-owned subsidiary of Bunge or its Affiliate and remain as such until Closing.

(c) The name of the Company shall be as agreed by the Parties prior to formation of the Company.

3.2 Preliminary Activities.

(a) The Parties shall use commercially reasonable efforts to conduct the preliminary activities as set forth on Exhibit I (the “Preliminary Activities”). The Parties shall share the Third Party out-of-pocket costs associated with the Preliminary Activities *; provided, however, that Third Party legal costs associated with the negotiation and finalization of the Ancillary Documents shall be paid 100% by the Party incurring such costs. Each Party shall be responsible for all of the costs and expenses of its employees in connection with the Preliminary Activities at such Party’s sole expense, including incidental expenses such as travel, home office, and benefits.

(b) The Steering Committee shall prepare, within thirty (30) days of the Effective Date, a written plan covering, inter alia, the activities on Exhibit I that sets forth the

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Preliminary Activities to be conducted by each Party between the Effective Date and the Closing Date (the “Preliminary Work Plan”). It is the current expectation that Solazyme shall coordinate the conduct of the FEED engineering and enter into any necessary contracts with regard to the FEED engineering (collectively, the “FEED Engineering Activities”). The Preliminary Work Plan shall include a separate “FEED Engineering Work Plan” that shall set forth in detail the FEED Engineering Activities to be conducted. Such plans shall include the specific tasks, deliverables, deadlines and budget for each activity as well as which Party shall conduct the applicable activity. The approved Preliminary Work Plan shall be deemed a replacement for Exhibit I (as it exists on the Effective Date) and incorporated herein. After Steering Committee approval, the Preliminary Work Plan may be amended by mutual agreement of the Parties or the unanimous vote of the Steering Committee.

(c) Solazyme shall use commercially reasonable efforts to complete FEED Engineering Activities by December 31, 2011. Bunge shall use commercially reasonable efforts to facilitate the completion of the FEED Engineering Activities, including providing Solazyme or its engineering contractors with reasonable access to the site that the Parties select for the Plant and to project personnel of the Bunge Affiliate associated with such site to the extent reasonably required by Solazyme or its engineering contractors to perform the FEED Engineering Activities in accordance with this schedule.

(d) The Parties shall provide up to $* million to fund the Third Party out-of-pocket costs incurred in connection with the FEED Engineering Activities.

3.3 Employees; Contractors. Neither Party will permit an employee or contractor to conduct work on or related to the Work Plans unless such employee or contractor has (i) an obligation of confidentiality to such Party no less stringent than those contained in this Agreement and (ii) an obligation to assign to such Party any invention made by such employee or contractor related to the Work Plans. Neither Party will use any non-employees to perform any of the Preliminary Activities without the advance written approval of the Steering Committee.

3.4 SBDC Approval. The Parties shall duly and timely notify the SBDC of the transactions contemplated in this Agreement, for the purpose of obtaining its approval (“SBDC Approval”). Solazyme and Bunge undertake to promptly provide all information required by the local competition law in connection with the notification referred to herein. The costs of this filing (including the notification fee due to SBDC) will be *. Fees and expenses for any attorney or consultants that Bunge or Solazyme may hire individually to aide it in the notification or monitoring of the notification process shall be the sole responsibility of the Party who engages such attorney or consultant. The Parties shall use commercially reasonable efforts to comply with any determinations of SBDC with regard to or arising from the notification to SBDC of the transactions contemplated herein.

3.5 Records. Solazyme and Bunge shall maintain complete and accurate records of their respective activities under this Agreement or cause such records to be maintained in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Work Plans (and in a form and in detail sufficient to establish dates of conception or reduction to practice of any Technology developed thereunder).

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.6 Reports. Each of Solazyme and Bunge shall present to the other Party, at each meeting of the Steering Committee, a written report describing (a) the Work Plan activities that it has performed, or caused to be performed, since the preceding meeting (or, in the case of the first meeting of the Steering Committee, prior to such meeting) and on a calendar year-to-date basis, evaluating the work performed in relation to the goals and timeline of the Work Plan, and (b) its research and development activities in process and the future activities it expects to initiate during the succeeding twelve-month period, as compared to the Work Plan. In addition, each of Solazyme and Bunge shall report promptly to the Steering Committee through its respective Steering Committee representatives any material developments with respect to activities for which it is responsible under the Work Plan.

3.7 Access to TEM. Solazyme will provide to the members of the Steering Committee access to the TEM as requested from time to time, including the calculation methods used therein for the purpose of understanding the basis for the economic modeling performed thereby and the effects of inputs thereto on its calculations.

ARTICLE 4

THE CLOSING

4.1 Time and Place of Closing. The execution of the Ancillary Agreements shall take place at a closing (the “Closing”) that shall take place remotely via the exchange of documents and signatures on the Closing Date, at such place as the Parties shall mutually agree.

4.2 Initial Contributions. At the Closing, Bunge and Solazyme hereby agree to make the following contributions, payments and commitments (the “Initial Contributions”) in accordance with the terms of this Agreement:

(a) In consideration of a 50.1% initial percentage interest in the Company, Solazyme shall contribute to the Company the following:

(i) All rights, title and interest of Solazyme in the FEED Engineering IP and the Preliminary Activities Work Product, including at the option of Bunge, assignment of all contracts between Solazyme or its Affiliate and any Third Parties for the creation thereof;

(ii) The rights granted to the Company by Solazyme and its Affiliates under the License and Development Agreement; and

(iii) The commitments made to the Company by Solazyme and its Affiliate(s) under the Ancillary Agreements; including the capital commitments set forth in the Joint Venture Operating Agreement

(b) In consideration of a 49.9% initial percentage interest in the Company, Bunge shall contribute the following to the Company:

(i) All rights, title and interest of Bunge in the Preliminary Activities Work Product;

(ii) The rights granted to the Company by Bunge and its Affiliates under the License and Development Agreement; and

(iii) The commitments made to the Company by Bunge and its Affiliate(s) under the Ancillary Agreements; including the capital commitments set forth in the Joint Venture Operating Agreement.

4.3 Closing Deliveries of Bunge.

(a) At the Closing, Bunge and its Affiliates shall deliver to Solazyme and the Company, duly executed counterparts of each of the Ancillary Agreements to which Bunge or one of its Affiliates is a party.

(b) At the Closing, Bunge shall deliver to each of the Company and Solazyme, in the form created or stored by Bunge or its contractors, a copy of the tangible embodiments of the Preliminary Activities Work Product.

(c) At the Closing, Bunge and its Affiliates shall deliver such other customary Closing deliverables as Solazyme may reasonably request.

4.4 Closing Deliveries of Solazyme.

(a) At the Closing, Solazyme and its Affiliates shall deliver to Bunge and the Company, duly executed counterparts of each of the Ancillary Agreements to which Solazyme or one of its Affiliates is a party.

(b) At the Closing, Solazyme shall deliver to each of the Company and Bunge, in the form created or stored by Solazyme or its contractors, a copy of the tangible embodiments of the Preliminary Activities Work Product, including the FEED Engineering Activities.

(c) At the Closing, Solazyme and its Affiliates shall deliver such other customary Closing deliverables as Bunge may reasonably request.

4.5 Conditions to Obligations of Bunge at Closing. All obligations of Bunge and its Affiliates at the Closing are subject, at Bunge’s option, to the fulfillment prior to or on the Closing Date of each of the following conditions:

(a) *

(b) All corporate and other actions necessary to authorize the execution, delivery and performance of the Ancillary Agreements by Solazyme and its Affiliates and the consummation by Solazyme and its Affiliates of the transactions contemplated herein shall have been duly and validly taken.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) All corporate and other actions necessary to authorize the execution, delivery and performance of the Ancillary Agreements by Bunge and its Affiliates and the consummation by Bunge and its Affiliates of the transactions contemplated herein shall have been duly and validly taken.

(d) Solazyme and its Affiliates shall have executed the Ancillary Agreements to which it is a party.

(e) No injunction, legal restraint or other order of a court of competent jurisdiction preventing the execution of the Ancillary Agreements or the agreements contemplated thereby or the consummation of the transactions contemplated hereby or thereby shall be in effect, nor shall any proceeding by any Person seeking any of the foregoing be pending, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Ancillary Agreements that makes the execution of the Ancillary Agreements or the agreements contemplated thereby or the consummation of the transactions contemplated hereby or thereby illegal.

(f) The transactions contemplated in this Agreement and in the Ancillary Agreements shall not be subject to an antitrust or similar approval or clearance by any governmental authority that has not been received or cleared.

(g) The representations and warranties of Solazyme and its Affiliates in this Agreement and in any other documents executed and delivered by Solazyme and its Affiliates at the Closing shall be true and correct at and as of the Closing with the same effect as if made at and as of the Closing.

(h) Solazyme and its Affiliates shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and the Joint Development Agreement to be performed and complied with by it at or before the Closing.

4.6 Conditions to Obligations of Solazyme at Closing. All obligations of Solazyme and its Affiliates at the Closing are subject, at Solazyme’s option, to the fulfillment prior to or on the Closing Date of each of the following conditions:

(a) *

(b) All corporate and other actions necessary to authorize the execution, delivery and performance of the Ancillary Agreements by Bunge and its Affiliates and the consummation by Bunge and its Affiliates of the transactions contemplated herein shall have been duly and validly taken.

(c) All corporate and other actions necessary to authorize the execution, delivery and performance of the Ancillary Agreements by Solazyme and its Affiliates and the consummation by Solazyme and its Affiliates of the transactions contemplated herein shall have been duly and validly taken.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) Bunge and its Affiliates shall have executed the Ancillary Agreements to which it is a party.

(e) No injunction, legal restraint or other order of a court of competent jurisdiction preventing the execution of the Ancillary Agreements or the agreements contemplated thereby or the consummation of the transactions contemplated hereby or thereby shall be in effect, nor shall any proceeding by any Person seeking any of the foregoing be pending, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Ancillary Agreements that makes the execution of the Ancillary Agreements or the agreements contemplated thereby or the consummation of the transactions contemplated hereby or thereby illegal.

(f) The transactions contemplated in this Agreement and in the Ancillary Agreements shall not be subject to an antitrust or similar approval or clearance by any governmental authority that has not been received or cleared.

(g) The representations and warranties of Bunge and its Affiliates in this Agreement and in any other documents executed and delivered by Bunge and its Affiliates at the Closing shall be true and correct at and as of the Closing with the same effect as if made at and as of the Closing.

(h) Bunge and its Affiliates shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and the Joint Development Agreement to be performed and complied with by it at or before the Closing.

ARTICLE 5

MATERIAL TRANSFER

5.1 Materials; Limited Use.

(a) Transfer of Materials. In the course of the Work Plans, a Party (the “Transferring Party”) may transfer to the other Party (the “Recipient”), chemical or biological material (e.g., microbes, products of microbe conversion, biomass, etc.). The provisions of this Agreement, including Articles 6 and 8, shall apply to such materials, as well as to any improvements or modifications thereof (original materials, progeny and modified materials are collectively referred to as “Transferred Materials”).

(b) Limited Rights. The Recipient agrees not to (i) use the Transferred Materials received from the Transferring Party for any purpose other than to conduct the Work Plans, or (ii) attempt to determine the sequence of, modify, or otherwise reverse-engineer or reproduce any of the Transferred Materials.

(c) Results. The Recipient will promptly disclose to the Transferring Party any data generated, summaries, and conclusions generated in connection with any use, testing and evaluation of the Transferred Materials (“Results”) as required by the Work Plans. The Results, and related reports, shall be deemed to be Confidential Information of both Parties for which each Party is a receiving Party subject to the terms of Article 8.

(d) Transfer. The Recipient may distribute portions of the Transferred Materials to any Affiliate, but may not distribute any of the Transferred Materials to any Third Party without the written consent of the Transferring Party; provided, however, that a Recipient shall require any Affiliate or Third Party to which it distributes any portion of the Transferred Materials to undertake written obligations at least as stringent as those set forth in this Article 5.

(e) Nature of Transferred Materials. The Recipient acknowledges that the Transferred Materials are experimental in nature and may have unknown characteristics and therefore agrees to use prudence and reasonable care in the use, handling, storage, transportation and disposition and containment of the Transferred Materials. The Transferring Party shall inform the Recipient of any handling hazards of which the Transferring Party is aware regarding the Transferred Materials. Further, at the time of delivery, the Transferring Party will provide to the Recipient an MSDS for the Transferred Materials, if applicable.

ARTICLE 6

TECHNOLOGY, LICENSES AND RELATED OBLIGATIONS

6.1 Background Technology Licenses. Subject to the terms and conditions of this Agreement, each Party hereby grants a non-exclusive, worldwide, royalty-free license under the Background Technology of such Party to the other Party and its Affiliates, solely as reasonably necessary for such other Party and its Affiliates to conduct its activities contemplated under this Agreement, including the Preliminary Activities and the FEED Engineering Activities.

6.2 Technology Created Before Closing. As between the Parties, until Closing, Solazyme shall solely own all Intellectual Property (other than Microbial Technology and Oil Processing Technology) resulting from the FEED Engineering Activities (“FEED Engineering IP”). As between the Parties, until Closing, each Party shall solely own all Intellectual Property (other than Microbial Technology and Oil Processing Technology) created solely by such Party resulting from the Preliminary Activities and the Parties shall jointly own all Intellectual Property (other than Microbial Technology and Oil Processing Technology) created jointly by them resulting from the Preliminary Activities (collectively, whether solely or jointly owned, the “Preliminary Activities Work Product”). Except as set forth in the preceding sentences, to the extent that Technology is created as a result of the activities contemplated in this Agreement before Closing, the ownership of such Technology and licenses to such Technology shall be as set forth in the Joint Development Agreement.

6.3 No Other Licenses. Neither Party grants any licenses in or to any intellectual property owned by or licensed to such Party or its Affiliates, whether by implication, estoppel, or otherwise, under this Agreement, other than as set forth in Section 6.1 and 6.2.

ARTICLE 7

ADDITIONAL OBLIGATIONS

7.1 Construction of the Plant. Provided *, and subject to final negotiation, execution and delivery of the Ancillary Agreements (key terms or concepts of which are set forth in the attached Exhibits) by the Parties, Bunge and Solazyme will cause the Company to build the Plant.

7.2 Financing of the Construction of the Plant. Provided *, and subject to final negotiation, execution and delivery of the Ancillary Agreements (key terms or concepts of which are set forth in the attached Exhibits) by the Parties, Bunge and Solazyme will jointly finance, or cause their respective Affiliate to finance, the construction of the Plant.

7.3 Provision of Feedstock. Provided *, and subject to final negotiation, execution and delivery of the Ancillary Agreements (key terms or concepts of which are set forth in the attached Exhibits) by the Parties, Bunge will provide, or cause its Affiliate to provide, Feedstock to the Plant.

7.4 Failure to Enter into the Ancillary Agreements. If (A) *, and (B) Bunge is unwilling to enter into the Ancillary Agreements substantially on the terms set forth in the Exhibits (as supplemented by reasonable commercial terms where reasonably necessary additional terms have not be specified in the Exhibits) by the later of (x) * or (y) * (unless such date is extended by mutual agreement of the Parties), then:

(a) If Solazyme notifies Bunge within sixty (60) days after the later date of clauses (x) and (y) in this Section 7.4 that Solazyme intends to build the Plant on its own (or with a Third Party) then Bunge shall cause * (“Bunge Brazil”) to:

(i) negotiate with Solazyme regarding the potential supply of Feedstock for the Plant, and subject to negotiation, execution and delivery of appropriate documentation, Bunge Brazil will provide Feedstock to the Plant.

(ii) negotiate with Solazyme regarding the potential use of land in or adjacent to the Bunge Brazil mill for the Plant, and subject to negotiation, execution and delivery of appropriate documentation, Bunge Brazil will provide use of land in or adjacent to the Bunge Brazil mill for the Plant.

(iii) negotiate with Solazyme regarding the potential supply of utilities for the Plant, and subject to negotiation, execution and delivery of appropriate documentation, Bunge Brazil will supply utilities to Solazyme for the Plant.

(b) This Agreement shall terminate on such later date of clauses (x) and (y) in this Section 7.4.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

*.

7.5 Warrant Exercise and Termination. Bunge shall cause its Affiliate not to exercise all or any portion of the Warrant until on or after the Closing. If this Agreement terminates before Closing, Bunge and its Affiliate, Bunge Limited, agree that the Warrant shall terminate in its entirety.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality Obligations. All information disclosed by one Party or its Affiliates to the other Party or its Affiliates pursuant to this Agreement, pursuant to the Joint Development Agreement, or pursuant to the Confidentiality Agreement entered into by and between Bunge Alimentos S/A and Solazyme dated December 1, 2009 (the “Confidentiality Agreement”), shall be the “Confidential Information” of the Party who disclosed it (or the Party whose Affiliate disclosed it) for all purposes hereunder. Each Party agrees that, for the Term and for ten (10) years thereafter, such Party shall, and shall ensure that its Affiliates and its and their respective officers, directors, employees and agents shall, keep completely confidential (using at least the same standard of care as it uses to protect proprietary or confidential information of its own, but in no event less than reasonable care) and not publish or otherwise disclose and not use for any purpose except as expressly permitted hereunder any Confidential Information or materials furnished to it by the other Party or its Affiliates (including, without limitation, know-how of the disclosing Party). All data generated as a result of the activities conducted pursuant to the Work Plans and the content of any related reports shall be deemed to be Confidential Information of the Party that generates such data and reports.

8.2 Exclusions. The foregoing obligations shall not apply to any information disclosed by a Party hereunder or its Affiliates to the extent that the receiving Party can demonstrate with competent evidence that such Confidential Information:

(a) was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality to the disclosing Party or its Affiliates, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party or its Affiliates;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliates in breach of this Agreement;

(d) was subsequently lawfully disclosed to the receiving Party or its Affiliates by a Third Party other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party or its Affiliates; or

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(e) was developed or discovered by employees of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party or its Affiliates.

Specific information shall not become exempt from the obligations herein merely because it is embraced by general information within any of the exceptions according to Section 8.2 (a) – (e) above. Combinations of parts of information are not exempt from the obligations herein if any of the exceptions of Section 8.2 (a) – (e) applies only to such parts but not to their combination.

8.3 Unauthorized Disclosure. A receiving Party shall notify the disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Article 8 by the receiving Party or its Affiliates, and shall cooperate with the disclosing Party and its Affiliates in every reasonable way to help the disclosing Party and its Affiliates regain possession of such Confidential Information and to prevent its further unauthorized use.

8.4 Authorized Disclosure. A Party or its Affiliates may disclose the Confidential Information belonging to the other Party or its Affiliates to the extent such disclosure is reasonably necessary in the following instances:

(a) regulatory filings with any governmental authority necessary for the activities contemplated under the Work Plans;

(b) disclosure required by applicable securities laws and regulations (including Nasdaq rules), provided however, that the disclosure therein is limited to the extent necessary as determined by securities counsel for the Party seeking to make such disclosure and provided such Party endeavors to obtain confidential treatment of any disclosed information to the extent allowed under Applicable Law;

(c) in connection with the performance of this Agreement, to Affiliates, sublicensees, research collaborators, employees, consultants, subcontractors or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 8; or

(d) in connection with litigation to which a Party is a party or otherwise as required by valid court order or legal process; provided, however, that such Party gives the other Party advance notice of such required disclosure, limits the disclosure to that actually required as determined by counsel for the Party seeking to make such disclosure, and cooperates in the other Party’s attempts to obtain a protective order or confidential treatment of the information required to be disclosed.

8.5 Confidentiality of Agreement Terms. The Parties acknowledge that the terms of this Agreement shall be treated confidentially as Confidential Information of both Parties. Notwithstanding the foregoing, (a) such terms may be disclosed by a Party in the context of a potential transaction to investment bankers, investors, and potential investors, licensees, or acquirers and their respective advisors, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 8 and (b) a copy of this Agreement may be filed by a Party with the U.S. Securities and Exchange Commission if required by applicable securities laws and regulations, as determined by securities counsel for the Party seeking to make such filing. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information, research and development information, and other competitively sensitive information of each Party, to the extent allowed, as reasonably determined by securities counsel for the Party seeking to make such disclosure.

8.6 Publicity. Upon the execution of this Agreement, the Parties shall issue a press release announcing the execution of this Agreement, the text of which is set forth in Exhibit K and without the need for further approval from or notice to the other Party, each Party may thereafter (i) disclose the information contained in such press release and (ii) respond orally to questions by Third Parties posed outside of planned, external presentations regarding the subject matter of this Agreement or the press release and planned interviews regarding the subject matter of this Agreement or the press release; provided, however, that such disclosures and responses are consistent with the press release. After such initial press release, except as set forth in this Section 8.6, neither Party shall issue a press release or public announcement relating to this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed.

8.7 Acknowledgement. Bunge acknowledges that Solazyme is subject to the disclosure obligations of a company listed on Nasdaq and is therefore subject to obligations that are different from the disclosure obligations of Bunge, and that Solazyme may be obligated to publicly disclose certain information (e.g., material information relating to this Agreement) that Bunge would not be legally obligated to publicly disclose.

ARTICLE 9

PAYMENTS; TAXES

9.1 Reconciliation. The Steering Committee shall determine the mechanics of the reporting obligations of each Party related to the costs and expenses incurred by each Party in connection with the FEED Engineering Activities and the Preliminary Activities. The Steering Committee shall review and reconcile such costs and expenses incurred by the Parties hereunder, and the Parties shall make payments to one another as appropriate, so that the costs and expenses of each Party are shared as contemplated hereunder on a quarterly basis.

9.2 Payment Method; Late Payments. All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to a bank account designated by the receiving Party. All payments hereunder shall be made in Dollars and shall be non-refundable. Any payments that are not paid on the date such payments are due under this Agreement shall bear interest at the lesser of (i) the prime rate (as reported by the Bank of America, San Francisco, California, on the date such payment is due) plus an additional two percent (2%) or (ii) the maximum rate permitted by Applicable Law, in each case calculated on the number of days such payment is delinquent. Nothing in this Section shall prejudice any other rights or remedies available to Solazyme or Bunge hereunder or at law or in equity.

9.3 Taxes.

(a) Each Party will make all payments to the other Party under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by Applicable Law to be made on account of Taxes.

(b) Any Tax required to be withheld under Applicable Law on amounts payable under this Agreement will promptly be paid by the paying Party on behalf of other Party to the appropriate governmental authority, and the paying Party will furnish the other Party with proof of payment of such tax. Any such Tax required to be withheld will be an expense of and borne by the other Party.

(c) The Parties will cooperate with respect to all documentation required by any taxing authority or reasonably requested by the paying Party to secure a reduction in the rate of applicable withholding Taxes. If the paying Party had a duty to withhold Taxes in connection with any payment it made to the other Party under this Agreement but the paying Party failed to withhold, and such Taxes were assessed against and paid by the paying Party, then the other Party will reimburse the paying Party for such Taxes (including interest, but excluding penalties), upon delivery by the paying Party of the documents evidencing the paying Party’s payment of the Taxes and the basis for such payment. If the paying Party makes a claim under this Section 9.3(c) it will comply with the obligations imposed by Section 9.3(b) as if the paying Party had withheld Taxes from a payment to the other Party.

9.4 Audits. During the Term and for two years thereafter, each Party shall, and shall cause its Affiliates to, maintain all books and records reasonably related to the costs or expenses incurred in connection with the FEED Engineering Activities and the Preliminary Activities. Not more often than once in any given twelve (12) month period and once within two (2) years after the Term, each Party shall have the right to have an independent certified public accounting firm of nationally recognized standing have access during normal business hours, and upon reasonable prior notice, to such of the other Party’s (and its Affiliates) records as may be reasonably necessary to verify the accuracy of such information reported. The Party conducting the audit shall bear the cost of such audit unless the audit reveals a variance in the amount reported of more than five percent (5%) from the reported amount, in which case the audited Party shall bear the cost of the audit.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Mutual Representations and Warranties. Bunge hereby makes the following representations and warranties to Solazyme, and Solazyme hereby makes the following representations and warranties to Bunge:

(a) It is a company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. It has all requisite corporate power and authority to own its respective properties and to carry on its respective business as conducted as of the date of this Agreement and as proposed to be conducted. It is duly licensed or qualified to transact business and is in good standing in each jurisdiction wherein the character of the property owned or leased, or the nature of the activities conducted, make such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on its business or properties. It has the requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(b) Except as provided in Sections 4.5 and 4.6, all corporate action on the part of it, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, and the performance of its obligations hereunder, have been taken, and this Agreement, when executed and delivered by it, shall constitute valid and legally binding obligations of it, enforceable against it in accordance with its terms except to the extent that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) the remedy of specific performance or injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding herefore may be brought.

(c) The execution, delivery and performance of this Agreement (with or without the giving of notice, the lapse of time or both), and the consummation of the transactions contemplated hereby, (i) do not require the consent of any Third Party; (ii) do not conflict with, result in a breach of, or constitute a material default under, its organizational documents or in any material respect with any other material contract or agreement to which it is a party or by which it may be bound or affected; and (iii) do not violate in any material respect any provision of Applicable Law or any order, injunction, judgment or decree of any government authority by which it may be bound, or require any regulatory filings or other actions to comply with the requirements of Applicable Law, except in relation to SBDC Approval. It is not a party to, nor is it bound by, any agreement or commitment that prohibits the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) No insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting it are pending or threatened, and it has not made any assignment for the benefit of creditors or taken any action in contemplation of, or that would constitute the basis for, the institution of such insolvency proceedings.

(e) There is no action, suit, proceeding or investigation pending or threatened against it that questions the validity of this Agreement, or its ability to consummate the transactions contemplated hereby. It is not in violation of any Applicable Law in respect of the conduct of its business or the ownership of its properties, which violation would have a Material Adverse Effect on its business or the ownership of its properties.

(f) On the date hereof, it has the financial strength and resources to enter into this Agreement and to consummate the transactions contemplated herein, under the terms and conditions provided for in this Agreement.

10.2 Solazyme Representation and Warranty. Solazyme hereby represents and warrants to Bunge that to the best of Solazyme’s knowledge and belief (limited for the purposes of this Section to the actual knowledge and belief of any of Solazyme’s Chief Technology Officer, General Counsel and Associate Vice President – Intellectual Property) as of the Effective Date, (i) the practice of the Solazyme Background Technology as currently contemplated in this Agreement can be practiced without infringing any currently issued patent of any Third Party and (ii) the disclosure to or use of any Confidential Information provided by Solazyme under this Agreement does not and will not constitute misappropriation of trade secrets or infringement of copyrights of any Third Party.

10.3 Bunge Representation and Warranty. Bunge hereby represents and warrants to Solazyme that to the best of Bunge’s knowledge and belief (limited for the purposes of this Section to the actual knowledge and belief of any of Bunge’s Vice Presidents) as of the Effective Date, (i) the practice of the Bunge Background Technology as currently contemplated in this Agreement can be practiced without infringing any currently issued patent of any Third Party and (ii) the disclosure to or use of any Confidential Information provided by Bunge under this Agreement does not and will not constitute misappropriation of trade secrets or infringement of copyrights of any Third Party.

10.4 Disclaimer. Bunge and Solazyme each specifically disclaim any representation, warranty or guarantee that the Work Plans will be successful, in whole or in part. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTIONS 10.1–10.3, SOLAZYME AND BUNGE MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE BACKGROUND TECHNOLOGY, ANY INFORMATION DISCLOSED HEREUNDER, TRANSFERRED MATERIALS, OR ANY MATERIALS, AND HEREBY EXPRESSLY DISCLAIM ANY WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR VALIDITY OF ANY BACKGROUND TECHNOLOGY, PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification. Each of Solazyme, on the one hand, and Bunge, on the other hand, hereby agrees to indemnify, defend and hold harmless the other and its Affiliates and each of their respective stockholders, officers, directors, employees and agents (each, an “Indemnified Party”) from and against any and all Damages arising out of, connected with or related to any Third Party claims to the extent arising out of (i) the breach or non-performance of such Party of its obligations under this Agreement or in connection with the Work Plans or (ii) any breach of any of such Party’s representations or warranties in this Agreement; except in any such case to the extent that such claims arise out of the negligence or willful misconduct of an Indemnified Party.

11.2 Limitation on Liability. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION 11.2, NEITHER SOLAZYME NOR BUNGE SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE OR SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY, AS THE CASE MAY BE (INCLUDING DAMAGES FOR HARM TO BUSINESS, LOST REVENUES, LOST SAVINGS OR LOST PROFITS SUFFERED BY SUCH PARTY), WHETHER IN CONTRACT, WARRANTY, STRICT LIABILITY, TORT OR OTHERWISE, INCLUDING NEGLIGENCE OF ANY KIND, WHETHER ACTIVE OR PASSIVE, AND REGARDLESS OF WHETHER THE POSSIBILITY THAT SUCH DAMAGES COULD RESULT WAS KNOWN. NOTWITHSTANDING THE FOREGOING, (A) THE ABOVE LIMITATIONS SHALL NOT APPLY IN THE EVENT OF DAMAGES ARISING OUT OF A BREACH OF THE NON-DISCLOSURE AND NON-USE OBLIGATIONS UNDER ARTICLE 8, AND (B) NOTHING IN THIS SECTION 11.2 IS INTENDED TO LIMIT ANY PARTY’S OBLIGATIONS UNDER ARTICLE 11.1 IN RELATION TO AMOUNTS PAID TO A THIRD PARTY.

ARTICLE 12

TERM; TERMINATION

12.1 Term. This Agreement shall enter into full force and effect on the Effective Date and shall terminate on *, unless extended by mutual agreement or earlier terminated as set forth in this Article 12 (such period of time when the Agreement is in force, the “Term”).

12.2 Termination. This Agreement shall terminate:

(a) At Closing;

(b) Upon material breach of this Agreement by the other Party if the breach remains uncured for more than thirty (30) days after notice thereof; or

(c) As provided in Section 7.4(b).

12.3 Certain Effects of Termination. Upon termination of this Agreement for any reason,

(a) Each Party shall promptly return to the other Party (or destroy and provide the other Party with a certificate of destruction) all Transferred Materials, and

(b) Each Party shall promptly return to the other Party (or destroy and provide the other Party with a certificate of destruction) all relevant records and materials in its possession or control containing or comprising the other Party’s Confidential Information and to which the Party does not retain rights hereunder; provided, however, that each Party shall be entitled to retain copies of the other Party’s Confidential Information to the extent necessary to comply with applicable regulatory obligations and shall be entitled to retain one copy of the other Party’s Confidential Information for archival purposes.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) The licenses granted in Section 6.1 shall terminate.

12.4 Accrued Rights. Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination. Termination shall not relieve a Party from obligations that are expressly indicated to survive termination of this Agreement.

12.5 Survival. In the event of the expiration or termination of this Agreement, the provisions of Sections 6.2, 6.3, 7.5, 10.4, 12.3, 12.4 and 12.5 and Articles 1, 5, 8, 9, 11, 13 and 14 and such other provisions that by their terms should reasonably be judged to survive expiration or termination, shall survive for the period specified therein or, in the absence of such specification, indefinitely. In addition, Section 7.4(a) shall survive if the Agreement is terminated pursuant to Section 7.4(b).

ARTICLE 13

DISPUTE RESOLUTION

13.1 Negotiation. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within ten (10) days after such notice appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter, it shall be referred to the Chief Executive Officer of Solazyme and to the President of Bunge, for discussion and resolution. If such personnel are unable to resolve such dispute within thirty (30) days of initiating such negotiations, unless otherwise agreed by the Parties, such dispute shall proceed to mediation as provided under Section 13.2.

13.2 Mediation.

(a) If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, then the Parties agree before resorting to resolution pursuant to any other means, to first try in good faith to settle the dispute by non-binding mediation with a neutral mediator; provided, however, that if such mediation has not occurred within sixty (60) days after a written request for mediation by either Party, then either Party may proceed to resolution pursuant to any other means.

(b) Each Party agrees not to use the period or pendency of the mediation to disadvantage the other Party procedurally or otherwise. No statements made by either side during the mediation may be used by the other or referred to during any subsequent proceedings.

(c) Each Party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the dispute, even though mediation has not been commenced or completed.

13.3 Language of Dispute Resolution. All proceedings under this Article 13 (including pursuant to any other means of dispute resolution) shall be conducted in the English language and all documents exchanged between the Parties or submitted in the context of a proceeding under this Article 13 (including pursuant to any other means of dispute resolution) shall be in English or shall be accompanied with a certified English translation of the original document.

ARTICLE 14

MISCELLANEOUS

14.1 Notice.

(a) All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) on the date of delivery when delivered by hand on a Business Day during normal business hours or, if delivered on a day that is not a Business Day or after normal business hours, then on the next Business Day, (ii) on the date of transmission when sent by facsimile transmission during normal business hours on a Business Day with telephone confirmation of receipt or, if transmitted on a day that is not a Business Day or after normal business hours, then on the next Business Day, (iii) on the second Business Day after the date of dispatch when sent by a reputable courier service that maintains records of receipt or (iv) ten (10) Business Days after the date of dispatch when sent by first class or airmail letter; provided, however, that, in any such case, such communication is addressed as provided in the immediately following paragraph (b).

(b) All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be addressed as follows:

if to Bunge, to:

Bunge Global Innovation, LLC

50 Main Street

White Plains, NY

Attn: *

Telephone: *

Facsimile: *

with a copy to:

Bunge North America, Inc.

11720 Borman Dr.

St. Louis, MO 63146

Attn: General Counsel

Telephone: *

Facsimile: *

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or to such other addresses as Bunge may designate in a written notice to Solazyme; and

if to Solazyme, to:

Solazyme, Inc.

225 Gateway Boulevard

South San Francisco, CA 94080

Attn: General Counsel

Telephone: *

Facsimile: *

or to such other address as Solazyme may designate in a written notice to Bunge.

14.2 Remedies for Breach. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies that any Party would otherwise have at law, in equity, by statute or otherwise.

14.3 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. Neither Party shall incur any debts or make any commitments for the other Party.

14.4 Assignment. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other Party; provided, however, that a Party may assign or otherwise transfer this Agreement (a) to any Affiliate or (b) to any successor in interest by way of merger, sale of equity, or sale of all or substantially all of its assets provided that such successor agrees in writing to be bound by the terms of this Agreement as if it were the transferring Party. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment or other transfer not in accordance with this Section 14.4 shall be void. Notwithstanding the foregoing, in the event that a Party assigns or otherwise transfers this Agreement to its successor in interest by way of merger, sale of equity, or sale of all or substantially all of its assets, the intellectual property rights of such successor in interest, and of any of its Affiliates as of immediately prior to such assignment or other transfer, as existing immediately prior to the closing of such transaction, shall be automatically excluded from the rights licensed to the other Party under this Agreement.

14.5 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other reasonable acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.6 Force Majeure. Neither Party shall be liable to the other Party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by acts of god, earthquake, fire, flood, war, accident, explosion, breakdowns or labor trouble; embargoes or other import or export restrictions; shortage of or inability to obtain energy, equipment, transportation or feedstock; or good faith compliance with any regulation, direction or request (whether valid or invalid) made by any governmental authority or any other reason that is beyond the control of the respective Party.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities) and shall use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.

14.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. All disputes hereunder shall be resolved in a venue having appropriate jurisdiction in the United States of America.

14.8 Tolling of Time Periods. In the event that a controversy or claim has been raised and is in the process of dispute resolution in accordance with Article 13, any applicable time period governing the underlying controversy or claim shall be tolled pending the outcome of the resolution process, after which the time period shall again begin to run.

14.9 Severability. When possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one that conforms as nearly as possible with the original intent of the Parties.

14.10 Third Party Beneficiaries. Except for the rights of the indemnified parties set forth in Section 11.1, all rights, benefits and remedies under this Agreement are solely intended for the benefit of Solazyme and Bunge and their permitted assigns, and no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a benefit or remedy for any breach of this Agreement; or (iii) take any other action relating to this Agreement under any legal theory, including actions in contract, tort (including negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

14.11 Fees; Brokers. Each of Solazyme and Bunge shall bear its own legal fees and expenses in connection with this Agreement and the transactions contemplated herein. Each of Solazyme and Bunge represents and warrants to the other that it has not engaged or been involved with any broker or finder in connection with the Agreement or the transactions contemplated herein, and each of Solazyme and Bunge agrees to indemnify and hold the other harmless from and against any broker’s, finder’s or similar fees for which it is responsible.

14.12 Advice of Counsel. Solazyme and Bunge have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and shall be construed accordingly.

14.13 Entire Agreement; Amendments. This Agreement (including its Exhibits), the Ancillary Agreements, the Joint Development Agreement, the Confidentiality Agreement and the

Warrant, taken together, collectively represent the entire understanding and agreement between the Parties with respect to the subject matter of, and the transactions contemplated by, such agreements. The provisions of this Agreement shall be construed within the four corners of this Agreement; provided, however, that reasonable efforts shall be made to interpret and give full force and effect to the provisions of this Agreement in a manner that is not inconsistent with the interpretation given to the relevant provisions of the foregoing agreements and that gives full force and effect to all relevant provisions of the foregoing agreements in their entirety. No modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

14.14 Waiver. The failure or delay of a Party to enforce or to exercise, at any time for any period of time, any provisions hereof or any right or remedy hereunder shall not be construed as a waiver of such provision or right or remedy or of the right of such Party thereafter to enforce or exercise the same; provided, however, that such right or remedy is not time-barred or otherwise precluded by law or by a writing expressly waiving such right or remedy and signed by that Party seeking to assert such right or remedy. The written waiver by either Party of a breach of any term or provision of this Agreement by the other Party shall not be construed as a waiver of any subsequent breach.

14.15 Translation. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail.

14.16 Export, Import and Regulatory Laws. Notwithstanding anything to the contrary contained herein, all obligations of Solazyme and Bunge and their Affiliates are subject to prior compliance with U.S. export regulations, Brazilian import regulations, and such other U.S. and Brazilian Applicable Laws. Solazyme and Bunge, respectively, shall each use its reasonable efforts to obtain such approvals for its own activities. Each Party shall cooperate with the other Party and shall provide help to the other Party as reasonably necessary to obtain any required approvals.

14.17 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signature pages received by facsimile transmission or PDF shall be deemed the same as signature pages with original signatures.

<Signature page follows.>

IN WITNESS WHEREOF, the Parties have executed this Joint Venture Framework Agreement as of the day and year first above written.

BUNGE GLOBAL INNOVATION, LLC

By:	/s/ David B. Pearcy
Name: David B. Pearcy
Title: President

SOLAZYME, INC.

By:	/s/ Jonathan Wolfson
Name: Jonathan Wolfson
Title: CEO

Exhibit A	–	Defined Terms
Exhibit B	–	Key Terms of Joint Venture Operating Agreement
Exhibit C	–	Key Terms of License and Development Agreement
Exhibit D	–	Key Terms of Feedstock Supply Agreement
Exhibit E	–	Key Terms of Administrative Services Agreement
Exhibit F	–	Key Terms of Utility Supply Agreement
Exhibit G	–	Key Terms of Working Capital Agreement
Exhibit H	–	Key Terms of Plant Operating Agreement
Exhibit I	–	Preliminary Activities
Exhibit J	–	*
Exhibit K	–	Press Release

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A

DEFINED TERMS

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. As used in this definition, “Control” means the possession of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, but only during such time as such power exists.

“Ancillary Agreements” means the following agreements to be executed by the Parties at Closing: (a) the joint venture operating agreement to be entered into by and among an Affiliate of Bunge, an Affiliate of Solazyme and the Company, which is expected to include the key terms and conditions summarized in Exhibit B (the “Joint Venture Operating Agreement”); (b) the intellectual property license and development agreement to be entered into by and among Solazyme, Bunge and the Company, which is expected to include the key terms and conditions summarized in Exhibit C (the “License and Development Agreement”); (c) the agreement for the supply of Feedstock to the Plant to be entered into by and between an Affiliate of Bunge and the Company, which is expected to include the key terms and conditions summarized in Exhibit D (the “Feedstock Supply Agreement”); (d) the administrative services agreement to be entered into by and among Bunge and/or its Affiliate, Solazyme and/or its Affiliate, and the Company, which is expected to include the key terms and conditions summarized in Exhibit E (the “Administrative Services Agreement”); (e) the utility supply agreement to be entered into by and between an Affiliate of Bunge and the Company, which is expected to include the key terms and conditions summarized in Exhibit F (the “Utility Supply Agreement”); (f) the financing agreement to be entered into by and between an Affiliate of Bunge and the Company, which is expected to include the key terms and conditions summarized in Exhibit G (the “Working Capital Agreement”); and (g) the Plant operating agreement to be entered into by and between an Affiliate of Bunge and the Company, which is expected to include the key terms and conditions summarized in Exhibit H (the “Plant Operating Agreement”). In addition, if the Parties decide that the Plant should be built on land owned by an Affiliate of Bunge, the lease of such land shall be provided for in a lease agreement that shall be considered an Ancillary Agreement.

“Applicable Law” means any applicable constitution, treaty, statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, directive, requirement or decision of or by government authorities.

“Bunge JDA Technology” means all Oil Processing Program Technology, Juice Preparation Program Technology and other Program Technology owned solely by Bunge or jointly by Bunge and Solazyme.

“Business Day” means any day other than a Saturday or Sunday on which federal or state-chartered banks located in New York, New York are open for the conduct of ordinary commercial banking business.

Exhibit A – Page 1

“Closing Date” means the date upon which the Ancillary Agreements are executed in accordance with Article 4, which shall be no later than (a) the second Business Day following the first date that the conditions set forth in Article 4 are satisfied or waived (other than those to be specifically delivered at Closing) or (b) such other date as the Parties collectively agree.

“Damages” means all assessments, losses, damages, penalties, fines, costs, payments, expenses and judgments, including interest and penalties and reasonable attorneys’ fees, disbursements and expenses.

“Feedstock” means fermentable sugar from sugar cane to be supplied by an Affiliate of Bunge to the Plant in one or more form(s) and associated concentration(s) as may be determined through the Preliminary Activities and agreed in the Feedstock Supply Agreement.

“Field” means the production of triglyceride oils with * through Microbe-Based Catalysis (i) for the *, uses and applications, excluding the Secondary Field (the “Primary Field”) or (ii) for the production of * (the “Secondary Field”), in either case for sale and use *.

“Front End Engineering Design” or “FEED” means the engineering required to provide a * cost estimate for the Plant, which engineering and cost estimate is expected to include site-specific piping and instrumentation diagrams, vessel designs, rotating equipment specifications, preliminary lay-outs, material take-offs, preparation of long lead equipment procurement documentation, and support of initial construction and environmental permit applications.

“Material Adverse Effect” means an event, change, development, factor, transaction or condition that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the business, assets, liabilities, cash flows, operations, condition (financial or otherwise), operating results or customer, supplier or financing relations of such Person.

“Person” means any human being, organization, general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, association, governmental entity or other legal entity.

“Plant” means the production facility for conversion of Feedstock into triglyceride oil using the Enabling Technology (and other Technology owned by or licensed to the Company), as such facility is further described in the Joint Venture Operating Agreement.

“SBDC” means the Brazilian Antitrust Defense System (Sistema Brazileiro de Defesa da Concorrência – SBDC), consisting of CADE, the Secretariat of Economic Law (Secretaria de Direito Econômico – SDE) and the Secretariat of Economic Developments (Secretaria de Acompanhamento Econômico – SEAE) and any successor entity(ies) thereto.

“Solazyme JDA Technology” means all Microbe Program Technology, Juice Preparation Program Technology and other Program Technology owned solely by Solazyme or jointly by Bunge and Solazyme.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A – Page 2

“Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by the applicable federal government or other taxing authority.

“*” means the * set forth in Exhibit J.

“Third Party” means any Person other than Solazyme and its Affiliates, Bunge and its Affiliates, and their permitted successors and assigns.

“Work Plan” means the FEED Engineering Work Plan and/or the Preliminary Activities Work Plan, as the context dictates.

Additional Definitions in this Agreement. Each of the following terms shall have the meaning defined in the corresponding sections of this Agreement indicated below:

Term	Section Reference
Agreement	Preamble
Effective Date	Preamble
Bunge	Preamble
Solazyme	Preamble
Joint Development Agreement	Recitals
Company	Recitals
Party	1.2
Dollars	1.2
Warrant	1.4
Business	Exhibit L, 2.1(a)
Enabling Technology	Exhibit L, 2.2(a)
Steering Committee	2.1
Project Management Team	2.5
Construction Costs	Exhibit L, 5.5
Preliminary Activities	3.2(a)
FEED Engineering Activities	3.2(b)
Preliminary Work Plan	3.2(b)
FEED Engineering Work Plan	3.2(b)
SBDC Approval	3.4
Closing	4.1
Initial Contributions	4.2
Transferring Party	5.1(a)
Recipient	5.1(a)
Transferred Materials	5.1(a)
Results	5.1(c)
FEED Engineering IP	6.2
Preliminary Activities Work Product	6.2
Bunge Brazil	7.4(b)
Confidentiality Agreement	8.1
Confidential Information	8.1
Indemnified Party	11.1
Term	12.1
Joint Venture Operating Agreement	Definition of “Ancillary Agreement”
License and Development Agreement	Definition of “Ancillary Agreement”
Feedstock Supply Agreement	Definition of “Ancillary Agreement”
Administrative Services Agreement	Definition of “Ancillary Agreement”
Plant Operating Agreement	Definition of “Ancillary Agreement”
Working Capital Agreement	Definition of “Ancillary Agreement”
Utility Supply Agreement	Definition of “Ancillary Agreement”
Primary Field	Definition of “Field”
Secondary Field	Definition of “Field”

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A – Page 3

Additional Definitions in the Joint Development Agreement. Capitalized terms used in this Agreement but not defined anywhere herein (including the Exhibits) shall have the meaning ascribed to them in the Joint Development Agreement. Such terms include the following:

Term

Intellectual Property
Juice Preparation Program Technology
Microbe Program Technology
Oil Processing Program Technology
Program Technology
Technology

Exhibit A – Page 4

EXHIBIT B

KEY TERMS OF JOINT VENTURE OPERATING AGREEMENT

Parties:	Solazyme affiliate (“Solazyme”), Bunge affiliate (“Bunge”) and the Company.

Term:	*

Capital Commitments:	2012

Bunge - * plus (* minus Bunge’s share of the cost of the Preliminary Activities)

Solazyme - * plus (* minus Solazyme’s share of the cost of the Preliminary Activities)

2013+

Bunge - *†

Solazyme - *†

† Based on fulfilling the balance of * capital expenses.

Financing:	The Company shall *. To the extent the Company accepts such financing, each party shall have the right but not the obligation to opt to use some or all of such financing to offset its 2013+ capital obligations; provided, however, that if a party uses such financing to offset all or any of its capital obligations, that party shall be solely responsible to repay the principal and interest to the extent such principal and interest corresponded to the financing of that party’s capital obligation. In the event such financing is received and accepted, Solazyme shall have the first right to use but not the obligation to use such financing to offset some or all of its 2013+ capital obligations, and thereafter Bunge shall have the right, but not the obligation, to use such financing to offset some or all of its 2013+ capital obligations.

Schedule of Capital Calls:	Provided in business plan and budget attached to the Joint Venture Operating Agreement, expected to be in accordance with the general schedule provided above.

Failure to Fund Capital Call:	Other party may fund defaulted capital call and thereby dilute non-funding party. Other remedies and alternatives as agreed in the Joint Venture Operating Agreement.

Initial Ownership:	Solazyme – 50.1%

Bunge – 49.9%

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B – Page 1

Board Representation:	*, subject to adjustment if the parties ownership in the Company changes.

Board Approval:	Unanimous approval of Board required for usual and customary protective provisions (related party transactions, unscheduled capital calls, significant unbudgeted capital expenditures etc.).

Plant:	Capacity - 300,000 MT of fermentable sugar from sugar cane.

Plant Operations – Provided by Company personnel.

Cash Distributions:	Free cash flow available for distributions are split in accordance with ownership for distributions up to *. Until the *, to the extent that the free cash flow available for distributions is greater than *, the excess above * is split *† and shall be distributed to the parties. Thereafter free cash flow available for distributions shall return to being split in accordance with ownership.

† mechanism for alteration in split due to changes in ownership percentage of the parties after the Closing to be mutually agreed and provided in Joint Venture Operating Agreement.

Business Plan and Budget:	An initial business plan and budget is to be attached to the Joint Venture Operating Agreement at the time of the Closing. Such business plan and budget shall include a capital call and expenditure schedule through the end of 2013 that shall be subject to change only as mutually agreed by the parties.

Financial Reporting:	The Company shall provide financial reporting to each of Bunge and Solazyme sufficient to allow each to meet required financial reporting requirements.

Financial Consolidation:	Bunge, Solazyme and the Company shall provide reasonable accommodations to enable Solazyme to be able to consolidate the operations of the Company in the Solazyme financial statements to the extent allowable under U.S. generally accepted accounting principles.

Operational Losses:	If the Company posts operating losses in *, the Company (or Bunge) may provide a notice to Solazyme and request that Solazyme *. Upon receipt of such notice, the parties and the Company shall work in good faith to *. If the parties and the Company are unable to agree upon a satisfactory arrangement within * of the date of notice, each party shall have the right to terminate the Joint Venture Operating Agreement, in which case:

If Solazyme wishes to continue to operate the Plant on its own (or with Third Parties) then:

•	Solazyme shall buy all of Bunge’s interests in the Company for fair market value (as determined by an independent appraiser);

•

The Feedstock Supply Agreement shall remain in full force and effect until termination in accordance with its terms, subject to any changes provided for therein as a result of Bunge’s sale of its equity in the Company;

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B – Page 2

•	Bunge’s and its Affiliates’ provision of services under the Administrative Services Agreement shall terminate to the extent such services or agreement have not been previously terminated;

•

The Utility Supply Agreement shall remain in full force and effect until termination in accordance with its terms, subject to any changes provided for therein as a result of Bunge’s sale of its equity in the Company;

•	The Plant Operating Agreement, if not already then terminated, shall continue in full force and effect for up to * if requested by Solazyme unless terminated sooner in accordance with its terms;

•	The Working Capital Agreement shall terminate but any outstanding loans relating to working capital shall survive in accordance with their terms;

•	All of Bunge’s and its Affiliates’ services then being provided pursuant to the License and Development Agreement shall terminate, but otherwise such agreement shall remain in effect;

•	The Joint Venture Operating Agreement shall terminate; and

•	Solazyme will only operate the Plant thereafter in fields other than *, uses and applications and will only sell products made therefrom other than for *.

If Bunge wishes to continue to operate the Plant then:

•	Bunge shall buy all of Solazyme’s interests in the Company for fair market value (as determined by an independent appraiser);

•	Solazyme’s and its Affiliates’ provision of services under the Administrative Services Agreement shall terminate to the extent such services or agreement have not been previously terminated;

•

All of Solazyme’s and its Affiliates’ services then being provided pursuant to the License and Development Agreement shall terminate, but otherwise such agreement shall remain in effect; provided, however, that if Bunge or its Affiliate *, the License and Development Agreement shall terminate, and Bunge shall inform Solazyme and allow Solazyme to remove, at its sole cost, certain designated equipment from the Plant listed on an attached schedule upon payment to the Company of * of the price paid for the equipment;

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B – Page 3

•	The Joint Venture Operating Agreement shall terminate; and

•

All other Ancillary Agreements between Bunge or its Affiliate, on the one hand, and the Company, on the other, shall remain in effect, terminate or be modified, as may be mutually agreed by the parties thereto.

If both Solazyme and Bunge wish to continue to operate the Plant then the Joint Venture Operating Agreement shall not terminate and the parties and the Company shall continue to operate the Company in accordance with the Joint Venture Operating Agreement and the Ancillary Agreements.

If neither Solazyme nor Bunge wish to continue to operate the Plant then the Joint Venture Operating Agreement shall terminate and the Company shall be dissolved.

Construction Delay:	The parties intend to have the Plant operational by *. If mechanical completion of the Plant is not completed by *, in the absence of any intervening force majeure event, or if a force majeure event causes the construction of the Plant to stop for at least six (6) months, either Party shall have the right to terminate the Joint Venture Operating Agreement, and, in this case, as its sole remedy for such delay:

•	if Solazyme wishes to continue to build the Plant on its own (or with Third Parties) and the FEED engineering was completed by *, then the “Operational Losses” buy-out provisions shall apply.

•

if Solazyme does not wish to complete the build of the Plant or the FEED engineering was not completed by *, the Joint Venture Operating Agreement and each of the Ancillary Agreements shall terminate in accordance with their terms.

Additional Plants:	Subject to the confirmation of the existence of further market potential in the Field and the availability of supply of fermentable sugars, the parties contemplate approving construction of one or more additional Plant(s), funded in their entirety by the Company or by such other funding mechanism as mutually agreed amongst Solazyme, Bunge and the Company, with annual rated capacity to be determined based upon market potential, availability of supply of fermentable sugars and other relevant commercial factors. Bunge will consider the supply of additional Feedstock of up to 900,000 MT/yr of fermentable sugar from sugar cane if the business case supports such expansion, and the Company builds, an additional Plant or Plants adjacent to one or more Bunge mills, upon terms and conditions as may be mutually agreed.

Right to Expand Capacity:	If the market size of the Primary Field expands by at least * after the Closing (excluding any expansion of production by the Company) and the Company is operating at a profit, then a party may provide the Company with an “Expansion Notice” that requests a new Plant to be build, or an existing Plant to be expanded, with a capacity of at least *, and references

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B – Page 4

an agreed source for the market expansion; provided, however, that a party may not provide an Expansion Notice until *. This right to provide an Expansion Notice shall apply * for the period between the Effective Date and *. Thereafter this right shall apply to each incremental increase of capacity in the Primary Field; provided, however, that the size of the new Plant to be built (or Plant expanded) has a nominal rated capacity of at least * and the incremental increase in the size of the Primary Field is at least * times the size of the nominal rated capacity of the proposed new Plant (or proposed expanded capacity).

Upon receiving an Expansion Notice that accurately references the agreed source as confirming that the market size of the Primary Field has expanded as provided above, the Company will determine within * after receiving the Expansion Notice (the “Election Period”) whether to attempt to expand its production capacity a commercially reasonable amount, taking into account actual and anticipated customer demands, profitability, and other relevant commercial factors.

If the Company notifies the parties within the Election Period that it will attempt to expand such capacity, then the Company will make one or more of the following determinations;

•	The Company will fund the expansion in whole or in part from its own retained capital.

•	The Company will seek third-party debt financing to fund all or part of the expansion.

•	The Company may seek capital contributions from the parties to fund that portion of the costs of the expansion not covered by its own retained capital and/or third-party financing.

•

If a party refuses to make a capital contribution to cover a capital call made pursuant to the immediately preceding subsection, then the other party may fund such capital contribution and thereby dilute the non-participating party accordingly; provided, however, that Solazyme’s equity interests in the Company shall not be diluted hereunder without its prior consent.

If the Company (i) does not notify the parties within the Election Period that it has elected to attempt to expand such capacity even though the Company is profitable and it is commercially reasonable for the Company to attempt to expand its capacity or (ii) does notify the parties within the Election Period that it has elected to attempt to expand such capacity but fails to Commence Construction of the expansion within one hundred eighty (180) days of such election to expand capacity, then Solazyme may cause the Company to undertake the expansion at the sole expense of Solazyme and Solazyme’s funding will dilute Bunge’s ownership in the Company accordingly.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B – Page 5

For the avoidance of doubt an Expansion Notice delivered by Bunge shall not be able to trigger a reduction in the ownership interest of Solazyme in the Company.

For the purposes of this section, “Commence Construction” shall mean the earlier to occur of (i) execution of an EPC contract covering the expansion and (ii) execution of a contract for the purchase of a production fermentation vessel for the expansion.

Solazyme Use of Background

Technology:	Solazyme shall not, and shall cause its Affiliates not to, use Background Technology, Solazyme Technical Services Technology or Solazyme Platform Technology for the production of triglyceride oils with * for use or sale in the Primary Field. Solazyme shall not, and shall cause its Affiliates not to, use its Background Technology, Solazyme Technical Services Technology or Solazyme Platform Technology for the production of triglyceride oils * for use or sale in the Secondary Field unless transfers of such oils are to entities that are in the business of processing oils into *; provided further that if Solazyme becomes aware that such entities are using or selling such oils * other than for *, Solazyme shall discontinue sales to such entity until it receives a contractual commitment from such entity that it will only use or sell such oils * and Solazyme shall undertake to enforce that commitment.

Grant of Additional Licenses:	Solazyme shall not, and shall cause its Affiliates not to, grant any license to the Background Technology, Solazyme Technical Services Technology or Solazyme Platform Technology for the production of triglyceride oils with * for use or sale in the Primary Field. Solazyme shall not, and shall cause its Affiliates not to, grant any license to Background Technology, Solazyme Technical Services Technology or Solazyme Platform Technology for the production of triglyceride oils * for use or sale in the Secondary Field unless such license is limited to * Secondary Field. Solazyme shall undertake to enforce the field limitation in such license.

Non-Competition:	Each of Solazyme and Bunge shall agree that it shall not, and it shall cause its Affiliates not to, produce for sale or use * or sell or offer for sale *, directly or indirectly, other than through the Company, any triglyceride oils * for any * market, use or application, other than in the Secondary Field.

Transfer Prohibition/Rights:	Each party shall be prohibited from transferring interests in the Company to Third Parties until on or after * of the date upon which the Plant reaches * capacity (defined as average production at * or greater of name plate capacity over a 30 day period). Thereafter, either party (the “Transferring Party”) may transfer such interests only after providing the other party (the “Remaining Party”) with 90 days to make an offer to buy such interests for cash. If the Remaining Party makes such an offer, the Transferring Party may only transfer the interests to a Third Party for consideration *. If the Transferring Party has not transferred the interests within * of the offer from the Remaining Party this right of first offer procedure shall again be followed.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B – Page 6

Dissolution:	Impact:

Licenses to the Company terminate.

The Company will assign to Solazyme all Microbe Technology owned by the Company, and Solazyme will grant to Bunge a fully paid-up, worldwide, license with the right to sublicense, thereunder to the extent such Technology: (i) is useful in the separation, recovery, purification and/or extracting of oils from seeds and the processing of such oils; or (ii) relates to the fermentation of a Microbe in connection with the production of ethanol; provided, however, that such license does not include any Microbes provided by Solazyme or Microbes derived therefrom.

The Company will assign to Bunge all Oil Processing Technology owned by the Company, and Bunge will grant to Solazyme a fully paid-up, worldwide, license with the right to sublicense such Oil Processing Technology to Solazyme to the extent that such Technology is useful to make, use and sell triglyceride oils produced from Microbe-Based Catalysis (i) *, for use in combination with Microbe-Based Catalysis proprietary to Solazyme but outside the Field and (ii) *, for use in combination with Microbe-Based Catalysis proprietary to Solazyme in all fields.

The Company will assign to each of Bunge and Solazyme an undivided one-half joint ownership interest in all other Technology owned by the Company, which interest each of Bunge and Solazyme may exploit independently of, and without accounting to, the other joint owner.

Distribution Cascade

First to pay Company debts and liabilities. Next to set up reasonable reserves for contingent liabilities of the Company. Then in accordance with Company ownership interests.

Other Provisions:	Such other reasonable and customary provisions as agreed among the parties and the Company.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B – Page 7

EXHIBIT C

KEY TERMS OF LICENSE AND DEVELOPMENT AGREEMENT

Parties:	Solazyme, Bunge and the Company.

Term:	Until dissolution of the Company.

Project-Based R&D	Provision of project based research and development services, to the extent requested by the Company of Bunge, Solazyme, or their respective Affiliate(s), and as long as the party has research and development personnel capacity to render such services. Any such work will be performed in accordance with a project plan and at the fully-loaded cost of the provider. All Technology resulting from such work or services (“Company Project Technology”) will be owned by the Company.

Solazyme Platform R&D	Solazyme will continue to conduct research and development activities potentially applicable to the Field, the Plant and its operations, including strain development, molecular biology and process development, in accordance with Solazyme’s research and development plans as determined by Solazyme from time to time. All Technology resulting from such activities and owned or controlled by Solazyme while Bunge is paying the Technology Maintenance Fee to Solazyme is “Solazyme Platform Technology.” Solazyme will report to the Company, not less than twice per year, on the progress of activities that it reasonably believes could be adopted for the benefit of the operations of the Company. At such meetings, and otherwise, the Company, Bunge and/or its Affiliate may suggest areas of research exploration in the areas of the production of triglyceride oils through Microbe-Based Catalysis that might benefit the Company, and Solazyme will reasonably consider such suggestions in planning and carrying out its research and development programs.

Solazyme Technical Services	Solazyme and/or its Affiliates will provide technical services to assist the Company and/or Bunge or its Affiliates in the operation of the Plant. All Technology resulting from such technical services (“Solazyme Technical Services Technology”) would be owned by Solazyme. Such technical services will include:

•

Direct access to a qualified Solazyme technical service representative who shall act as a single point of contact for the Company, Bunge and/or the Company. For the first two (2) years after the Plant is operational, and a third (3rd) year if requested by the Company, such representative’s primary work location would be on-site at the Plant. Thereafter, such representative could be remotely located. It is currently contemplated that the person serving as such representative will change from time-to-time as the character of the support (engineering, process development, commissioning, operating) changes.

Exhibit C – Page 1

•

Technical services from Solazyme including Plant and Microbe performance monitoring and assessment, product analysis, data review, operating procedure consultation, process engineering support for ongoing operations.

•

If the Company desires to implement any Solazyme Platform Technology, Solazyme will provide appropriate personnel with expertise in technology transfer and scale-up of the subject Technology for such time as reasonably necessary to facilitate the transfer and implementation of such Solazyme Platform Technology.

•	Maintaining stocks of microbes that are used in the Plant and providing samples of such to the Company as needed.

R&D Payments	Project based R&D resulting in Company Project Technology will be performed by Solazyme or Bunge (or their respective Affiliate) at fully-loaded cost.

All technical services provided by Solazyme resulting in Solazyme Technical Services Technology will be performed by Solazyme (or its Affiliate) at fully-loaded cost or, if mutually agreed by Bunge and Solazyme, according to another fee arrangement. Beginning with the commencement of construction and thereafter for * unless otherwise mutually agreed, the Company will pay a non-refundable retainer of * per year (approximately * FTEs), payable in 4 equal installments quarterly (prorated by business days for any partial calendar quarter) in advance on the first day of each calendar quarter, as a prepayment of such technical services from which the cost of technical services actually incurred shall be deducted; provided, however, that any excess retainer payments (versus technical service fees actually incurred) at the end of each calendar year shall not be refundable. The purpose of this retainer is to allow Solazyme to maintain sufficient personnel on staff to meet the technical service requirements of the Company. The actual price for technical services in excess of the retainer (reconciled annually) shall be calculated at fully-loaded cost.

Payment by the Company for the R&D performed by Solazyme and its Affiliates resulting in Solazyme Platform Technology (the “Technology Maintenance Fee”) shall be equal to *; provided, however, that if Solazyme incurs less than * in research and development expenses in such year, then the Technology Maintenance Fee payable by the Company for such year shall be equal to the greater of (i) * of the actual Solazyme research and development expenses for that year and (ii) */year. Notwithstanding the foregoing, if Solazyme does not conduct a reasonable level of research and development in the area of the production of triglyceride oils through Microbe-Based Catalysis that, if successful, likely would provide substantial benefit to the Company, then the Company shall have an option to discontinue all further payments of the Technology Maintenance Fee.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C – Page 2

Bunge License to the Company:	Bunge will grant to the Company a royalty-free license in the Field * under the Bunge JDA Technology and any Technology that Bunge personnel incorporate into the Plant or its operation (collectively, the “Bunge Plant Technology”) and, as may be mutually agreed, other Technology of Bunge.

Solazyme Licenses to the Company:	Solazyme will grant to the Company a royalty-free license in the Field * under:

a) all Background Technology conceived or created as of the Closing Date, including Solazyme JDA Technology;

b) Solazyme Platform Technology to the extent implemented in the Plant by or for the Company; and

c) all Solazyme Technical Services Technology.

Exclusivity	The licenses granted by Bunge and Solazyme are non-exclusive to the Company for the Primary Field * and non-exclusive for the Secondary Field *.

Company Ownership of Technology:	Subject to the licenses described below, the Company will own all Technology developed by or on behalf of the Company to the extent not specified to the contrary in any of the Ancillary Agreements (“Company Technology”). Company Technology will include: (a) Company Project Technology, (b) Plant Operating Improvements (as defined in the Plant Operating Agreement), (c) Technology created or conceived by employees of the Company, and (d) Technology created or conceived by contractors of the Company (other than Bunge, Solazyme and their respective Affiliates as may be specified in the Ancillary Agreements to the contrary), including any Technology conceived or created by Bunge, Solazyme or their respective Affiliates while performing their duties on behalf of the Company under the Administrative Services Agreement.

Grantback Licenses:	The Company will grant a non-exclusive, worldwide, sublicensable, royalty-free license to each party, to all of the Technology owned by the Company, for use outside of the Field; provided, however, that:

•

Bunge will receive an exclusive, sublicensable, royalty-free license from the Company with respect to Oil Processing Technology that is owned by the Company; provided, however, that Bunge will sublicense such Oil Processing Technology to Solazyme to the extent that such Technology is useful to make, use and sell triglyceride oils produced from Microbe-Based Catalysis (i) *, for use in combination with Microbe-Based Catalysis proprietary to Solazyme but outside the Field and (ii) *, for use in combination with Microbe-Based Catalysis proprietary to Solazyme in all fields; and

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C – Page 3

Solazyme will receive an exclusive, sublicensable, worldwide, royalty-free license from the Company with respect to Microbe Technology owned by the Company; provided, however, that Solazyme will sublicense such Microbe Technology to Bunge to the extent such Technology:

•	is useful in the separation, recovery, purification and/or extracting of oils from seeds and the processing of such oils; or

•

relates to the fermentation of a Microbe in connection with the production of ethanol; provided, however, that such license does not include any Microbes provided by Solazyme or Microbes derived therefrom.

Governing Law:	New York

Exhibit C – Page 4

EXHIBIT D

KEY TERMS OF FEEDSTOCK SUPPLY AGREEMENT

Parties:	Bunge affiliate (“Supplier”) and the Company.

Term:	Until dissolution of the Company.

Quantity and Sources of

Feedstock Supply:	Ramping up to a target equal to the nominal rated capacity of the Plant, currently contemplated to be 300,000 MT/yr of fermentable sugar from sugar cane, in accordance with a commissioning plan to be prepared by the Parties as a Preliminary Activity. Such commissioning plan shall also specify the source of the fermentable sugar, which is anticipated to be a combination of the four sources described below during the commissioning and ramp-up phases of the Plant. The Parties goal is to have the Plant use sugar obtained entirely from Source 1, and the Parties will use reasonable commercial efforts to have the Plant use 90% of Source 1 by the crop year starting April 2016, unless otherwise agreed in the commissioning plan.

Feedstock will be supplied through a combination of four (4) sources, the source to be delivered determined as described above:

1) * (“Source 1”);

2) * (“Source 2”);

3) * (* “Source 3”); and

4) * (“Source 4”).

Additional Feedstock:	Supplier will consider the supply of additional Feedstock of up to 900,000 MT/yr fermentable sugar from sugar cane if business case supports, and the Company builds a second or subsequent Plant adjacent to a Bunge mill, upon terms and conditions as may be mutually agreed.

Specifications for Sources 1, 2

and 3 of Feedstock	The form and composition (including sugar concentration and other components) and other criteria for Source 1, Source 2 and Source 3 upon receipt at the Plant (each set of criteria, “Specifications”) will be as specified in the Feedstock Supply Agreement and determined as a result of the Preliminary Activities.

Transfer Price For Source 1:	For so long as Bunge and its Affiliates own, collectively, at least * of the outstanding and issued securities of the Company, the transfer price for Source 1 will be calculated as follows:

*

Where:

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit D – Page 1

*

*

Prior to entry into the Feedstock Supply Agreement, the Parties may agree on a transfer price calculation that approximates the above calculation but is less complex to administer.

Upon and after such time as Bunge and its Affiliates cease to own, collectively, at least * of the outstanding and issued securities of the Company, the transfer price for Source 1 will be calculated as follows:

*

Where:

*

*

Transfer Price for Source 2:	For so long as Bunge and its Affiliates own, collectively, at least * of the outstanding and issued securities of the Company, the transfer price for Source 2 will be calculated as follows:

*

Where:

*

*

Prior to entry into the Feedstock Supply Agreement, the Parties may agree on a transfer price calculation that approximates the above calculation but is less complex to administer.

Upon and after such time as Bunge and its Affiliates cease to own, collectively, at least * of the outstanding and issued securities of the Company, the transfer price for Source 2 will be calculated as follows:

*

Where:

*

*

Transfer Price For Source 3:	The transfer price for Source 3 will be calculated as follows:

*

Where:

*

*

Transfer Price for Source 4:	The transfer price for Source 4 will be calculated as follows:

*

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit D – Page 2

*:	*

Spread to Costs:	Notwithstanding the foregoing references to *, if * significantly diverges from the costs to the Bunge affiliate to provide *, the Parties shall renegotiate in good faith, the transfer prices to be used vis-à-vis supply of *.

Allocation of Sugar Cane Supply

Sources:	*

Forecasting:	TBD.

Firm Orders and Minimum

Quantities:	TBD.

Delivery:	Via pipeline or other method as mutually agreed.

Invoicing and Payment:	TBD.

Warranty; Disclaimer:	Supplier will warrant that Sources 1, 2 and 3 will each meet its respective Specifications at the time of delivery. Supplier will disclaim all other warranties whatsoever.

Force Majeure:	The failure of sugar cane crops or crop yield, whether grown by farmers employed or contracted by Bunge or its Affiliates or by others, will be deemed a force majeure condition excusing the Supplier’s obligations under the Feedstock Supply Agreement to the extent of such failure, in addition to other force majeure conditions more commonly specified. In such circumstances Supplier would allocate available sugar cane as set forth above so that each user of the sugar from the mill is impacted in proportion to their use.

Governing Law:	Brazil.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit D – Page 3

EXHIBIT E

KEY TERMS OF ADMINISTRATIVE SERVICES AGREEMENT

Parties:	Bunge affiliate, Solazyme affiliate and the Company.

Term:	3 years, unless extended further or terminated sooner (in its entirety or with respect to any specific services) by mutual agreement.

Purpose:	Bunge affiliate and/or Solazyme affiliate will provide the following services, as long as and to the extent requested by the Company, and as long as Bunge and/or Solazyme is able to render such services:

•	Serving as officers or in other management positions of the Company.

•	Administrative activities (supervision, information technology, legal, logistics and human resources).

•	Accounting (including accounts payable and receivable).

•	Risk management advice and insurance purchasing.

Price:	Fully-loaded cost.

Payment Terms:	TBD.

Governing Law:	Brazil.

Exhibit E – Page 1

EXHIBIT F

KEY TERMS OF UTILITY SUPPLY AGREEMENT

Parties:	Bunge affiliate and the Company

Term:	Until dissolution of the Company or the Plant otherwise ceases to exist.

Purpose:	Supply of the following utilities:

•	Treated water;

•	Steam;

•	Electricity: and

•	Wastewater treatment.

Price:	For so long as Bunge and its Affiliates own, collectively, at least * of the outstanding and issued securities of the Company, the price for supply of the utilities will be calculated as follows:

1) For utilities other than electricity: *.

2) For electricity: For electricity generated by Bunge affiliate, the price will be *.

Upon and after such time as Bunge and its Affiliates cease to own, collectively, at least * of the outstanding and issued securities of the Company, the prices for the supply of utilities will be calculated as follows:

1) For utilities other than electricity: *.

2) For electricity: For electricity generated by Bunge affiliate, the price will be *.

Governing Law:	Brazil.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit F – Page 1

EXHIBIT G

KEY TERMS OF WORKING CAPITAL AGREEMENT

Parties:	Bunge affiliate (“Bunge”) and the Company.

Term of Facility:	From the Closing until *. Upon expiration, Bunge will negotiate in good faith an extension of the Term of the Facility with the Company.

Purpose:	Fund working capital.

Termination:	No further loans once Bunge and its Affiliates collectively cease to own at least * of the Plant.

Working Capital:	Type: Revolving credit facility consisting of loans (“Loans”). The principal of each Loan may be re-borrowed for the Term of the Facility.

Currency: [US Dollars][1] or Brazilian Reais.

Maximum Aggregate Amount: *.

Interest Rate: The parties will mutually determine the interest rate applicable to all Loans for the Term of the Facility in the final Facility documentation. As an indication, the parties contemplate such interest rate to be approximately:

•	[For US Dollar Loans = *][1]

•	For Brazilian Reais Loans = *

Maturity of Each Loan: As mutually selected between the parties but not to exceed 6 months.

Security: Cash, raw materials, inventory, finished goods and account receivables.

Governing Law:	Brazil.

[1]	Assuming the parties can structure USD Loans in a tax-efficient manner.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit G – Page 1

EXHIBIT H

KEY TERMS OF PLANT OPERATING AGREEMENT

Parties:	Bunge affiliate and the Company.

Term:	*

Purpose:	Bunge affiliate will provide the following services, as long as and to the extent requested by the Company, and as long as Bunge has personnel and/or facilities reasonably available to provide such services:

•	Operation of the Plant;

•	Maintenance of the Plant; and

•	Quality control at the Plant.

Scope of Services:	Any services hereunder will be performed in accordance with a specific scope of work.

Plant Operating Improvements:	Technology conceived or created in the provision of such services by Bunge personnel (“Plant Operating Improvements”) will be owned by the Company, subject to the terms and conditions set forth in the License and Development Agreement.

Seasonal Services:	Services will be provided at a much lower level during such times as the Plant has no supply of Feedstock, such as after each sugar cane growing season.

Price:	*

Governing Law:	Brazil.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit H – Page 1

EXHIBIT I

PRELIMINARY ACTIVITIES

1.	Perform joint cost accounting exercise to determine the value or method of calculating the * in the Feedstock Supply Agreement – Target Completion *.

2.	Develop organizational and tax structure for the Company, including any holding company arrangements and the forms and jurisdictions of the entities involved outside of Brazil, if any – Target Completion *.

3.	Determine quantity of and Specifications for Source 1, 2, 3 and 4 expected to be supplied to the Plant under the Feedstock Supply Agreement, including as such quantities may change with time – Target Completion *.

4.	Designation of officer and manager positions of the Company and each such position’s associated duties, determination of whether such positions will be filled by employees of the Company or by Bunge, Solazyme or their respective Affliates pursuant to the Administrative Services Agreement, and identity and timing of the individuals to fill each such position – Target Completion *.

5.	Develop a marketing plan and expected pricing formula, including a hedging study for the Company products – Target *.

6.	Develop and cost an operating plan for the Company for at least its first three (3) years of operation after Closing (including capital call schedule) – Target Completion *.

7.	Selection of the site(s) for the Company headquarters – Target Completion *.

8.	Selection of the land upon which the Plant is to be located – Target Completion *.

9.	Complete negotiation and documentation of all Exhibits to Joint Venture Framework Agreement, including all attachments called for by any such Exhibit – Target *.

10.	Designating equipment that may be removed by Solazyme pursuant to “Operational Losses” section of Joint Venture Operating Agreement.

11.	Coordinate the conduct of the FEED engineering – Target Completion *.

12.	Complete and submit permits necessary to begin the construction of the Plant.

13.	Complete the documentation to place orders for the long lead-time equipment for the construction of the Plant.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit I – Page 1

EXHIBIT J

*

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit J – Page 1

EXHIBIT K

PRESS RELEASE

[to be attached as soon as practicable after execution]

Exhibit K – Page 1